Exhibit 99.1

CTI BIOPHARMA APPOINTS LEADING BIOPHARMA EXECUTIVE MICHAEL METZGER TO BOARD OF DIRECTORS

SEATTLE, January 24, 2017 - CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced that Michael A. Metzger has been appointed a Director of CTI BioPharma. Mr. Metzger brings extensive experience leading and growing companies in the biopharmaceutical industry over the last 20 years.

“We are pleased to welcome Michael to the Board of CTI BioPharma,” said Richard Love, Interim President and CEO of CTI BioPharma. “Michael is an accomplished leader and builder of biotech companies and his track record of success in creating value for shareholders through business development and strategic financial transactions will be a valuable resource for us as our programs continue to progress.”

Mr. Metzger is currently president and chief operating officer of Syndax Pharmaceuticals, Inc., a publicly traded immuno-oncology biopharmaceutical company. Mr. Metzger served as president and chief executive officer of Regado Biosciences, Inc., a former publicly traded biotechnology company, from 2013 to 2015, where he oversaw the company’s successful merger with Tobira Therapeutics, Inc. in 2015 and acted as an advisor to Tobira during its subsequent sale to Allergan in 2016. Previously, Mr. Metzger served as executive vice president and chief operating officer at Mersana Therapeutics, a privately held biotechnology company developing novel immunoconjugate therapies for cancer, from 2011 to 2013 and in senior business development positions including leading mergers and acquisitions at Forest Laboratories, Inc. from 2006 to 2011. Mr. Metzger served as vice president corporate development at Onconova Therapeutics, Inc., from 2001 until 2006, and was a managing director at MESA Partners, Inc., a venture capital firm, from 1997 to 2001. Mr. Metzger holds a B.A. from George Washington University and an M.B.A. in Finance from the New York University Stern School of Business.

“I look forward to working closely with the board and management of CTI BioPharma to help the company reach the next level of success as it develops and commercializes innovative therapeutics,” said Mr. Metzger. “CTI Biopharma is at a transformation point with an opportunity to address an important unmet need in myelofibrosis with pacritinib and I am excited to join their efforts.”

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

PIXUVRI® is a registered trademark of CTI BioPharma Corp.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations with respect to the potential therapeutic utility of pacritinib, including pacritinib's potential to achieve treatment goals across patients with myelofibrosis, and expectations with respect to the future regulatory and commercialization plans. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities, including risks related to the satisfaction of regulatory and other requirements; the actions of regulatory bodies and other governmental authorities; other clinical trial results; changes in laws and regulations; product quality, product efficacy, study protocol, data integrity or patient safety issues; product development risks; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings.

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CTI BioPharma Contacts:

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com